EXHIBIT 99.1

February 10, 2004
For Immediate Release

Investor Contact:
Jane A. Freeman
Chief Financial Officer
Scientific Learning Corp.
(510) 625-2284
jfreeman@scilearn.com

Media Contact:
Joan A. Ferguson
Scientific Learning Corp.
(510) 625-2241
jferguson@scilearn.com

Scientific Learning Reports Record 2003 Results
Revenue of $28.7 million, up 41%
First Net Profit

Oakland, CA, February 10, 2004 — Scientific Learning Corporation (Nasdaq: SCIL) today announced results for the fourth quarter and year ended December 31, 2003.

Revenue for the twelve months ended December 31, 2003 was $28.7 million, a 41% increase compared to $20.3 million reported in 2002. Operating profit was $1.6 million compared to an operating loss of $8.9 million for the year ended December 31, 2002. The net profit was $868,000 and $.05 per share in 2003 compared to a loss of $10.1 million and $.65 per share in 2002.

“Results for 2003 were strong,” stated Robert C. Bowen, Chairman and Chief Executive Officer. “Our K-12 booked sales grew about 11%, well ahead of industry rates. Revenue was in the range of our original guidance for the year and with expenses under tight control, operating profit exceeded those targets. As expected, the Company reported its first net profit.”

Revenue for the quarter ended December 31, 2003 was $6.9 million, an increase of 11% compared to $6.3 million for the quarter ended December 31, 2002.

“Sales and revenue in the fourth quarter were disappointing and did not meet our guidance”, stated Mr. Bowen. “Our sales and service organizations were focused on the implementation of our new Gateway Edition. We are now seeing the results of their attention: strong student gains, increased customer satisfaction and a growing sales pipeline. We are bullish about our prospects for 2004.”

Gross margins were 78% in the fourth quarter of 2003 compared to 85% in the same quarter of 2002. As expected, gross margins declined due to a higher proportion of service and support and lower service and support margins as the company invested in supporting customers. Operating expenses in the fourth quarter of 2003 totaled $4.9 million compared to $7.9 million in the fourth quarter of 2002.

The operating profit for the quarter was $491,000 compared to an operating loss of $2.6 million in the fourth quarter of 2002. The net profit for the fourth quarter of 2003 was $244,000 and $.02 per share compared to a net loss of $2.9 million and $.18 per share in the fourth quarter of 2002.

Deferred revenue increased 12% year over year and totaled $17.5 million at year-end compared to $15.6 million on December 31, 2002. Approximately 93% of deferred revenue is expected to be recognized as revenue in the next four quarters.

Business Outlook

For the year ending December 31, 2004, revenue is expected to be in the range of $32.5 to $33.5 million. The Company expects to report net profit between $2.2 million and $3.0 million and primary earnings per share of $.15 to $.18.

“We expect the education spending environment to improve somewhat during 2004,” said Mr. Bowen. “State budgets are improving and education is a national priority. Shorter daily protocols and the new features of our Gateway Edition will move us further in the mainstream reading intervention market. We expect our K-12 sales will grow at the low end of our target range of 20%-30% for the year.”

For the first quarter of 2004, Scientific Learning expects revenue to be in the range of $6.7 to $7.0 million compared to $6.4 million in the same period of 2003. The Company expects to report a net loss of $100,000 to $300,000 and loss per primary share of $.01 to $.02 compared to a net loss of $610,000 and $.04 per share in the first quarter of 2003.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of February 10, 2004. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT on Tuesday, February 10, 2004, which will be broadcast live at www.on24.com. The broadcast will also be available simultaneously and for replay after the end of the call on the Investor Information portion of the Company’s Web site. The conference call can also be accessed at 888-939-6307 (listen only). PostView® of the call is available for 48 hours following the call by dialing 800-633-8284 or 402-977-9140 (enter reservation #21175982).

About Scientific Learning

Headquartered in Oakland, CA, Scientific Learning (Nasdaq: SCIL) sells the patented Fast ForWord® family of products that develop and enhance cognitive skills required to read and learn effectively. The Fast ForWord® software is based on more than 30 years of neuroscience research on how to improve learning in children, adolescents and adults. Significant gains are frequently achieved in as few as 20 to 50 instructional sessions. To learn more about Scientific Learning’s neuroscience-based products, visit the Company’s Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-665-9707.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by Section 27A of the federal securities law. Such statements include, among others, statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the products are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-K filed March 31, 2003 (Part I, Item 1, Factors That May Affect Our Results or Stock Price and Part II, Item 7, Management’s Discussion and Analysis) and the Report on Form 10-Q filed November 14, 2003 (Part I, Item 2, Factors That May Affect Quarterly Results of Operations and Stock Price).

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SCIENTIFIC LEARNING CORPORATION CONDENSED BALANCE SHEETS (In thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$ 3,648	$ 4,613
Accounts receivable, net	5,117	4,867
Prepaid expenses and other current assets	1,134	1,340

Total current assets	9,899	10,820

Property and equipment, net	537	1,198
Other assets	5,118	6,625

Total assets	$ 15,554	$ 18,643

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$ 481	$ 287
Accrued liabilities	3,832	5,411
Deferred revenue	16,233	13,433

Total current liabilities	20,546	19,131

Borrowings under bank line of credit	—	5,000
Deferred revenue, long-term	1,289	2,151
Other liabilities	285	484

Total liabilities	22,120	26,766

Stockholders’ deficit:
Common stock	74,460	73,771
Accumulated deficit	(81,026)	(81,894)

Total stockholders’ deficit	(6,566)	(8,123)

Total liabilities and stockholders’ deficit	$ 15,554	$ 18,643

SCIENTIFIC LEARNING CORPORATION STATEMENT OF OPERATIONS (In thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues:

Products	$ 5,415	$ 5,362	$ 23,225	$ 16,917
Service and support	1,529	894	5,471	3,369

Total revenues	6,944	6,256	28,696	20,286

Cost of revenues:

Cost of products	410	536	2,217	1,979
Cost of service and support	1,135	380	3,867	1,499

Total cost of revenues	1,545	916	6,084	3,478

Gross profit	5,399	5,340	22,612	16,808

Operating expenses:

Sales and marketing	3,063	3,606	12,961	14,554
Research and development	860	754	3,500	2,985
General and administrative	992	1,054	4,529	4,776
Restructuring charges	(7)	2,485	(7)	3,365

Total operating expenses	4,908	7,899	20,983	25,680

Operating income (loss)	491	(2,559)	1,629	(8,872)

Other income from related party	23	—	448	—
Interest expense, net	(283)	(315)	(1,209)	(1,241)

Net income (loss) before income tax provision	231	(2,874)	868	(10,113)
Income tax provision	(13)	—	—	—

Net income (loss)	$ 244	$ (2,874)	$ 868	$ (10,113)

Basic net income (loss) per share:	$ 0.02	$ (0.18)	$ 0.05	$ (0.65)

Shares used in computing basic net income (loss)	16,086,796	15,793,638	16,006,565	15,641,849

Diluted net income (loss) per share:	$ 0.01	$ (0.18)	$ 0.05	$ (0.65)

Shares used in computing diluted net income (loss)	17,145,175	15,793,638	16,908,361	15,641,849

Certain 2002 items have been reclassified to conform to the presentation adopted in 2003.